Exhibit 10.9

DATED March 20, 2013

MILACRON UK LIMITED

and

RONALD M. KRISANDA

EMPLOYMENT AGREEMENT

Table of Contents

1.	Interpretation	1
2.	Term	4
3.	Executive’s warranties and representations	4
4.	Duties	4
5.	Place of work	5
6.	Hours of work	5
7.	Salary	5
8.	Expenses	6
9.	Bonus	6
10.	Benefits	6
11.	Pension	7
12.	Holidays	7
13.	Incapacity	8
14.	Outside interests	9
15.	Confidential information	9
16.	Intellectual property	10
17.	Termination with payment in lieu of notice	10
18.	Termination for cause	11
19.	Payments on termination	11
20.	Garden leave	12
21.	Obligations on termination	13
22.	Post-termination restrictions	14
23.	Release and reaffirmation	15
24.	Disciplinary and grievance procedures	15
25.	Data protection	15
26.	Reconstruction and amalgamation	16
27.	Notices	16
28.	Entire agreement and variation	17
29.	Counterparts	17
30.	Third party rights	17
31.	Governing law and jurisdiction	17

AGREEMENT made the 20th day of March 2013

BETWEEN

(1)	MILACRON UK LIMITED incorporated in England and Wales with company number 04444980 whose registered office is at 100 New Bridge Street, London EC4V 6JA (Company).

(2)	RONALD M. KRISANDA of Ashbury House, Priory Road, Sunningdale SL5 9RQ, United Kingdom (Executive).

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Base Salary: has the meaning given in clause 7.1.

Board: the board of directors of Mcron Acquistion Corp., a Delaware, U.S.A. corporation (including any committee of the board duly appointed by it).

Capacity: as agent, consultant, director, employee, owner, partner, shareholder, investor or in any other capacity.

Cause: any of the facts, circumstances or events set out in clauses 18.1.1-18.1.9.

CEO: the Chief Executive Officer of Milacron from time to time.

Commencement Date: 1 April 2013.

Compensation Payment: an amount equal to six months’ Base Salary less deductions for income tax and employees’ national insurance contributions.

Competing Business: any business which competes or proposes to compete with any business carried on by Milacron or any Group Company at Termination.

Confidential Information: information (whether or not recorded in documentary form, or stored on any electronic, magnetic or optical disk or memory device) relating to the business, products, affairs and finances, employees or shareholders of Milacron or any Group Company for the time being confidential to Milacron or any Group Company and trade secrets including, without limitation, technical data, manufacturing processes and know-how relating to the business of Milacron or any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation) management accounts, business plans and strategies, pricing strategy, discounts, promotions, profit margins, supplier identity, supplier contracts, customer identity and ranking, customer contracts, remuneration of employees, market research, marketing and sales information and strategy, budgets, expenditure and order metrics.

Connected Person: has the meaning given in section 252 Companies Act 2006 (whether or not the Executive is a director).

Garden Leave: any period during which the Company has exercised its rights under clause 20.

Good Reason: a material reduction in Base Salary without the Executive’s written consent.

Group: Milacron and its Subsidiaries and Holding Companies, each of their Subsidiaries and Holding Companies and any other company, corporation, partnership or other entity in which any Group Company has a shareholding or legal or beneficial ownership interest, in each case from time to time.

Group Company: any member of the Group from time to time.

Incapacity: any illness or injury which prevents the Executive from carrying out his duties for more than 90 consecutive days or more than 180 days in aggregate in any consecutive period of 12 months.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Milacron: Milacron LLC, a Delaware, USA, limited liability company.

Prospective Customer: any person, firm or company with whom the Executive or any other employee of Milacron, the Company or any Group Company had negotiations during the Relevant Period with a view to such person, firm or company becoming a customer of Milacron, the Company or any Group Company.

Release and Reaffirmation Letter: a waiver, release and compromise agreement and a reaffirmation thereof that are reasonably satisfactory to the Company and that are substantially in the form at Schedule 2.

Relevant Period: the period of 12 months immediately preceding Termination.

Restricted Customer: any person, firm, company or other entity who during the Relevant Period was a customer or was in the habit of dealing with Milacron, the Company or any Group Company.

Restricted Goods or Services: goods or services of the type produced or provided by Milacron, the Company or any Group Company.

Restricted Supplier: any person who during the Relevant Period supplied goods or services to Milacron, the Company or any Group Company.

Subsidiary and Holding Company: in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination: the termination of the Executive’s employment with the Company for whatever reason and however arising.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The words “include”, “including”, “in particular” or any similar expression will be construed as meaning without limitation.

1.7	The Schedules are incorporated into and form part of this Agreement.

2.	TERM

2.1	The Executive’s employment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving to the other not less than twelve months’ prior notice in writing, such notice not to be given before the first anniversary of the Commencement Date.

2.2	The Executive’s period of continuous employment with the Company commenced on the Commencement Date.

3.	EXECUTIVE’S WARRANTIES AND REPRESENTATIONS

3.1	The Executive represents and warrants to the Company that:

3.1.1	by entering into this Agreement or performing any of his obligations under it, including acting as a director, he will not be in breach of any court order or any express or implied terms of any contract, agreement or other obligation binding on him;

3.1.2	he has not used and will not use any confidential information or trade secret of any third party in relation to the duties of his employment or the business or affairs of the Company or any Group Company; and

3.1.3	he is entitled to work in the United Kingdom and will immediately notify the Company if he ceases to be so entitled during his employment.

4.	DUTIES

4.1	The Executive shall serve as Chief Operating Officer of Milacron and shall support Milacron’s business unit presidents in the role of President of Milacron – Europe. The Executive shall serve in such other role(s) of equivalent status to which the Board may appoint him from time to time.

4.2	During his employment the Executive shall:

4.2.1	report to the CEO in connection with the affairs of Milacron and any Group Company on such matters and at such times as are required;

4.2.2	carry out such duties for Milacron, the Company and any Group Company, including acting as a director thereof, as the CEO or the Board may require from time to time;

4.2.3	comply with the articles of association, by-laws or constitutional documents (as amended from time to time) of any Group Company of which he is a director or officer;

4.2.4	comply with his statutory, fiduciary and common-law duties as a director and senior employee of the Company and any Group Company of which he is a director or officer;

4.2.5	save where prevented by Incapacity or to the extent that prior written consent of the CEO or the Board has been given to him to do otherwise, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is a director or officer;

4.2.6	faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the CEO;

4.2.7	comply with all lawful directions given to him by the Company, the CEO or the Board;

4.2.8	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee of the Company or any Group Company to the CEO immediately on becoming aware of it or, if the wrongdoing is on the part of the CEO or any director, to the Board;

4.2.9	use his best endeavours to promote, protect, develop and extend the business of the Group; and

4.2.10	comply with any rules, policies and procedures as they apply to any Group Company of which he is a director or with which he is involved during the course of his duties from time to time in force.

4.3	The Company may appoint another person jointly to perform the Executive’s duties with him if the Executive is placed on Garden Leave or is absent due to Incapacity for an aggregate period exceeding 180 days in aggregate in any 12 consecutive months.

5.	PLACE OF WORK

5.1	The Executive’s normal place of work is at Unit 2, Wildmere Close, Wildmere Road, Banbury, United Kingdom or such other place which the Company may require for the proper performance and exercise of his duties.

5.2	The Executive will travel within the United Kingdom and abroad as may be required for the proper performance of his duties.

6.	HOURS OF WORK

6.1	The Executive will work during the Company’s normal business hours and such additional hours as are necessary for the proper performance of his duties. The Executive acknowledges that he shall not receive further remuneration in respect of such additional hours.

6.2	The parties agree that the nature of the Executive’s position is such that his working time cannot be measured and, accordingly, that his employment falls within the scope of regulation 20 of the Working Time Regulations 1998.

7.	SALARY

7.1	The Company shall pay the Executive a salary of £315,000 per annum (Base Salary) which shall be inclusive of any fees due to the Executive as a director or officer of the Company or any Group Company.

7.2	The Base Salary shall accrue from day to day and be payable monthly in arrears less deductions for tax, employees’ national insurance contributions and any other relevant deductions on or about the last working day of each month directly into the Executive’s nominated bank account.

7.3	The Executive’s Base Salary shall be reviewed by the Board. The Board is under no obligation to award an increase following a salary review but will not decrease Base Salary without the written consent of the Executive. There will be no review of Base Salary after notice has been given by either party to terminate his employment.

7.4	The Company may deduct from Base Salary, or any other sums owed to the Executive, any money owed to the Company or any Group Company by the Executive or overpaid by the Company to the Executive.

8.	EXPENSES

Subject to the Executive complying with such expenses policy as Milacron operates from time to time, the Company shall reimburse all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of his duties, subject to production of VAT receipts or other appropriate evidence of payment.

9.	BONUS

9.1	The Company shall pay the Executive a sign-on bonus of £30,000 within 30 days of the Commencement Date less deductions for tax and employee national insurance contributions.

9.2	The gross amount of the bonus referred to in clause 9.1 shall be repaid by the Executive to the Company within 30 days if during the 12 twelve months immediately following the Commencement Date the Company terminates his employment for Cause or the Executive terminates his employment in breach of this Agreement.

9.3	Subject to clauses 9.4 and 9.5, the Executive shall be eligible to participate in such annual bonus scheme as is established by the Board for executives at his level from time to time. The bonus scheme in which the Executive shall participate at the Commencement Date is set out in Schedule 1.

9.4	The Executive shall have no entitlement to any bonus (pro rata or otherwise) in respect of the year in which Termination occurs.

9.5	Subject to clause 23, where Termination is not for Cause or is with Good Reason the Executive shall be entitled to any bonus for a previous year that has been earned and approved by the Board but not yet paid to the Executive. Any bonus payable under this clause shall be paid to the Executive at the same time as the relevant bonus is paid to other executives who participate in the scheme (even if after Termination). For the avoidance of doubt, the Executive shall have no entitlement to any unpaid bonus if his employment terminates for Cause or without Good Reason.

9.6	Bonus payments shall not be pensionable.

10.	BENEFITS

10.1	From the Commencement Date the Executive shall be eligible to participate in the following benefit arrangements:

10.1.1	private medical insurance for himself, with the option to add family members at his own cost;

10.1.2	long term disability insurance providing a benefit of 40% of Base Salary, with an option for the Executive to add additional cover of 20% of Base Salary at his own cost, subject to any cap on benefits from time to time; and

10.1.3	life insurance to the value of 100% of Base Salary.

10.2	Participation in the arrangements referred to in clause 10.1 is subject to: (i) the rules or policy of any insurance provider as amended from time to time; (ii) the terms of any insurance policy of the relevant insurance provider as amended from time to time; (iii) the Executive and his dependents satisfying the normal underwriting requirements of the relevant insurance provider; (iv) the premium being at a rate which the Board considers reasonable; and (v) the Board’s absolute discretion to discontinue, vary or amend the schemes at any time by giving notice to the Executive.

10.3	If any insurance provider refuses for any reason to provide any cover or benefit to the Executive or any of his dependents, no Group Company shall be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

10.4	The Executive shall be entitled to be covered by such directors’ and officers’ insurance as applies to other directors and officers of the Company and Group Companies of which he is a director or officer both during his employment and for so long after Termination as the Company or the relevant Group Company elects to maintain such insurance.

11.	PENSION

11.1	From the Commencement Date, if the Executive makes contributions to a defined contribution pension scheme nominated by him, the Company will make a matching contribution to the scheme on his behalf up to a maximum of 50% of the first 2% of defined contribution eligible earnings based on the 401(a)(17) statutory U.S. earnings limit, or such other amount as the Board may determine from time to time, payable in monthly instalments in arrears provided that:

11.1.1	the scheme nominated by the Executive will be a qualifying scheme for the purposes of section 16 of the Pensions Act 2008;

11.1.2	the sum of the Company’s and the Executive’s contributions will not exceed the annual allowance set by HM Revenue & Customs from time to time; and

11.1.3	the Executive will be solely responsible for any tax payable on any pension contributions to the extent that they exceed any annual or lifetime allowance set by HM Revenue & Customs from time to time.

12.	HOLIDAYS

12.1	The Executive shall be entitled to 25 days’ paid holiday in each holiday year together with the usual public holidays in England. Holiday entitlement shall accrue on a monthly basis. If the Executive’s employment commences or terminates part way through a holiday year, the Executive’s entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest day.

12.2	Holiday shall be taken at such time or times as shall be approved in advance by the CEO. The Executive shall not without the written consent of the CEO carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Executive has been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or statutory paternity or adoption leave.

12.3	The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on Termination, in which case, subject to clause 12.4, payment shall be made only in respect of untaken days for the holiday year in which Termination takes place and shall be calculated as 1/260th of Base Salary for each day.

12.4	If the Company terminates or would be entitled to terminate his employment for Cause, or if the Executive terminates his employment without Good Reason or in breach of this Agreement, any payment due under clause 12.3 shall be limited to £1.

12.5	If on Termination the Executive has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive or otherwise one day’s pay calculated at 1/260th of Base Salary for each excess day.

12.6	If either party has served notice to terminate the Executive’s employment, the Company may require the Executive to take any accrued but unused holiday during the notice period or any period of Garden Leave.

13.	INCAPACITY

13.1	If the Executive is absent from work as a result of illness or injury he shall, subject to complying with the Company’s sickness absence procedures from time to time, be entitled to Base Salary and contractual benefits under this Agreement during the period of 180 days in aggregate in any 12 consecutive months. Thereafter, any payment to the Executive shall be at the absolute discretion of the Board.

13.2	The Executive agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Board, Milacron and the Company, each of which may discuss the contents of the report with the relevant doctor and with their advisers.

13.3	The rights of the Company to terminate the Executive’s employment under the terms of this Agreement apply even when such termination may cause the Executive to lose any entitlement to sick pay or any other benefits.

14.	OUTSIDE INTERESTS

14.1	Subject to his duties under this Agreement, during his employment the Executive will be entitled to hold one non-executive directorship with a company other than a Group Company on condition that: (i) he disclose to the CEO in advance the identity of the company in question; (ii) such company does not in any way compete with the business of the Company or any Group Company; (iii) the Executive performs his non-executive director duties for that company during his periods of holiday as permitted under this Agreement; (iv) the non-executive directorship does not in any way interfere with or conflict with the Executive’s duties hereunder; and (v) the Board may at any time and for any reason require the Executive to resign such non-executive directorship.

14.2	Other than as permitted under clause 14.3, during his employment the Executive shall not, except as a representative of a Group Company or with the prior written approval of the Board, hold any office or be directly or indirectly engaged, concerned or have any financial interest in any Capacity, whether paid or unpaid, in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

14.3	Notwithstanding clause 14.1 and without prejudice to his duties under this Agreement, the Executive may during his employment hold an investment by way of shares or other securities of not more than 3% of the total issued share capital of any company of which the shares are listed or dealt in on a recognised investment exchange and which does not carry on or intend to carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company.

14.4	The Executive agrees to disclose immediately to the Board any matters relating to his Connected Persons which may be considered to interfere, conflict or compete with the proper performance of the Executive’s obligations under this Agreement.

15.	CONFIDENTIAL INFORMATION

15.1	The Executive acknowledges that in the course of his employment he will have access to Confidential Information and has therefore agreed to accept the restrictions in this clause 15.

15.2	The Executive shall not (except in the proper course of his duties), either during his employment or at any time after its Termination, use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

15.2.1	any use or disclosure authorised by the Board or required by law;

15.2.2	any information which is already in, or comes into, the public domain other than through the Executive’s unauthorised disclosure; or

15.2.3	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

15.3	If before or after Termination the Executive becomes legally obliged to disclose any Confidential Information he shall: (i) if permitted by law, immediately notify the Board specifying as far as possible the information to be disclosed, the likely recipients and the reason for disclosure; and (ii) furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

16.	INTELLECTUAL PROPERTY

16.1	The Executive shall give Milacron full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of his employment which relate to, or are reasonably capable of being used in, the business of the Company or any Group Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Board, be necessary to give effect to this clause 16.1.

16.2	The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 16.1.

16.3	The Executive hereby irrevocably appoints any member of the Board or any director of the Company from time to time to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 16 and acknowledges in favour of a third party that a certificate in writing signed by any member of the Board Company that any instrument or act falls within the authority conferred by this clause 16.3 shall be conclusive evidence that such is the case.

17.	TERMINATION WITH PAYMENT IN LIEU OF NOTICE

Notwithstanding clause 2, the Company may in its absolute discretion at any time on or after the first anniversary of the Commencement Date terminate the Executive’s employment with immediate effect by giving written notice to the Executive and paying the Executive an amount equal to the Base Salary (as at the date of Termination) that the Executive would have been entitled to receive under this Agreement during the notice period referred to in clause 2 or, if notice has already been given, during the remainder of the notice period.

18.	TERMINATION FOR CAUSE

18.1	Notwithstanding any other term of this Agreement, the Company may terminate the Executive’s employment at any time with immediate effect without any liability to make any further payment to the Executive (other than salary accrued up to Termination) if the Executive:

18.1.1	is guilty of any gross misconduct affecting the business of the Group or any Group Company;

18.1.2	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or the articles of association, by-laws or constitution of the Company or any Group Company of which he is a director;

18.1.3	refuses or neglects to comply with any reasonable and lawful directions of the Board;

18.1.4	is, in the reasonable opinion of the Board, seriously negligent or incompetent in the performance of his duties;

18.1.5	acts in any manner which in the opinion of the Board brings or is likely to bring the Executive or the Group or any Group Company into disrepute or is materially adverse to the interests of the Group or any Group Company;

18.1.6	is charged with or convicted of any offence in any jurisdiction (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed), including any offence under any law or regulation relating to market abuse or insider dealing;

18.1.7	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Courts Act 1984;

18.1.8	is disqualified from acting as a director or resigns as a director of Milacron or any Group Company without the prior written consent of the Board; or

18.1.9	ceases to be eligible to work in the United Kingdom (other than through the default of the Company).

18.2	The rights of the Company under clause 18.1 are without prejudice to any other rights that it might have at law to terminate the Executive’s employment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising its rights shall not constitute a waiver thereof.

19.	PAYMENTS ON TERMINATION

19.1	If the Executive’s employment is terminated by the Company in circumstances where Cause does not exist or by the Executive for Good Reason, the Company shall pay the Compensation Payment to the Executive in addition to any contractual payments made during the notice period referred to in clause 2 or to any payment in lieu of notice made under clause 17.

19.2	Payment of the Compensation Payment is conditional upon and in consideration of the Executive having complied with clauses 21 and 23 and having complied with and continuing to comply with clauses 15, 16 and 22.

19.3	The Compensation Payment shall be paid in six equal consecutive monthly instalments after Termination less such deductions as are required by law and will be accepted by the Executive in full and final settlement of all claims or rights of action which the Executive may have against the Company or any Group Company and their respective officers and employees arising out of or in connection with his employment or Termination, any directorships or their termination or otherwise, whether they are contractual or statutory or arise under English, U.S.A., or European law, except for any claim for personal injury arising out of any failure by the Group to comply with its legal obligations under relevant health and safety legislation.

19.4	For the avoidance of doubt:

19.4.1	the Compensation Payment shall not be payable by the Company if it terminates the Executive’s employment where Cause exists or if the Executive terminates his employment where Good Reason does not exist or in breach of this Agreement.

19.4.2	the sum of the Compensation Payment and any payment under clause 17 shall not exceed 18 months’ Base Salary.

20.	GARDEN LEAVE

20.1	Following service of notice to terminate the Executive’s employment by either party, or if the Executive purports to terminate his employment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of his employment.

20.2	During any period of Garden Leave:

20.2.1	the Board:

(a)	shall be under no obligation to provide any work to the Executive and any powers the Executive holds on behalf of the Company or any Group Company may be revoked;

(b)	may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive’s home) as the Company may decide;

(c)	may exclude the Executive from any premises of the Company or any Group Company; and

(d)	may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company;

20.2.2	the Executive shall:

(a)	continue to receive his Base Salary and all contractual benefits subject to the terms of this Agreement;

(b)	shall remain an employee of the Company and will be bound by the terms of this Agreement and by the implied duties of his employment, including the duty of fidelity;

(c)	remain reasonably contactable during each working day; and

(d)	not without the prior written consent of the Board work for or provide services, whether for remuneration or not, to any person, firm or company other than the Company or any Group Company.

21.	OBLIGATIONS ON TERMINATION

21.1	On Termination or, if requested by the Board, during any period of Garden Leave the Executive shall:

21.1.1	resign immediately without compensation from any office or trusteeship that he holds in or on behalf of Milacron, the Company or any Group Company;

21.1.2	transfer without payment to the Company or as it may direct any shares or other securities held by him in the Company or any Group Company as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates;

21.1.3	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Group, any keys, credit card and any other property of the Company or any Group Company, which is in his possession or under his control;

21.1.4	irretrievably delete any information relating to the business of the Group stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

21.1.5	provide if requested a signed statement that he has complied fully with his obligations under this clause 21.1.

21.2	The Executive hereby irrevocably appoints any member of the Board or any director of the Company from time to time to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 21.1.1 and clause 21.1.2.

21.3	On Termination the Executive shall not be entitled under this Agreement to any compensation for the loss of any rights or benefits under any share option agreement, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which he may participate and his rights thereunder shall be subject to the terms of such agreements, schemes or plans from time to time.

22.	POST-TERMINATION RESTRICTIONS

22.1	The Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not directly or indirectly or on his own behalf or on behalf of, or in conjunction with, any firm, company or person or other entity for 12 months immediately following Termination:

22.1.1	be involved in any Capacity in any Competing Business;

22.1.2	deal with any Restricted Customer in relation to Restricted Goods or Services;

22.1.3	deal with any Prospective Customer in relation to Restricted Goods or Services;

22.1.4	solicit or endeavour to entice away from the Company or any Group Company the business of any Restricted Customer on behalf of any Competing Business;

22.1.5	solicit or endeavour to entice away from the Company or any Group Company the business of any Prospective Customer on behalf of any Competing Business;

22.1.6	on behalf of any Competing Business, offer to employ or engage or otherwise endeavour to solicit or entice away from the Company or any Group Company any person employed or engaged at the date of Termination by the Company or any Group Company in a senior management, sales, marketing or technical position;

22.1.7	solicit or approach any Restricted Supplier for the purpose of procuring that such Restricted Supplier cease to do business with the Company or any Group Company, reduce the amount of business conducted with the Company or any Group Company or adversely vary the terms on which it does business with Company or any Group Company;

22.2	The period for which the restrictions in clauses 22.1.1-22.1.7 apply shall be reduced by up to six months of any period that the Executive spends on Garden Leave.

22.3	The Executive will not at any time after Termination represent himself as being connected with the Company or any Group Company in any Capacity.

22.4	None of the restrictions in clause 22.1 shall prevent the Executive from holding an investment by way of shares or other securities of not more than 3% of the total issued share capital of any company whose shares are listed or dealt in on a recognised investment exchange.

22.5	If during his employment or before the expiry of the last of the restrictions in this clause 22, the Executive receives an offer to be involved in a business in any Capacity the Executive shall before accepting such an offer or commencing such involvement give the person making the offer a copy of this clause 22 and shall immediately notify the Board of the identity of that person.

22.6	The Executive entered into the restrictions in this clause 22 having had the opportunity to be separately legally advised.

22.7	Each of the restrictions in this clause 22 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

22.8	The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 22 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

23.	RELEASE AND REAFFIRMATION

The Executive’s entitlement to the Compensation Payment and to any bonus to which he may be entitled on Termination under clause 9.5 is conditional upon him having irrevocably entered into the Release prior to receiving any part of whichever of such payments, if any, first becomes due and to having irrevocably signed the Reaffirmation Letter prior to receiving any part of whichever of such payments, if any, is the second to become due.

24.	DISCIPLINARY AND GRIEVANCE PROCEDURES

24.1	The Executive is subject to the Company’s disciplinary and grievance procedures, copies of which are available on request. Those procedures do not form part of the Executive’s contract of employment. The Executive should address any grievance relating to his employment to the CEO.

24.2	The Board may suspend the Executive from any or all of his duties for a reasonable period in order to investigate any disciplinary matter involving the Executive or during any disciplinary procedure against the Executive. During such suspension the terms of clauses 20.2.1 and 20.2.2 shall apply.

25.	DATA PROTECTION

25.1	The Executive consents to the Company or any Group Company processing data relating to the Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Executive and to the Company making such information available to any Group Company, those who provide products or services to the Company or any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive works.

25.2	The Executive consents to the transfer of such information to any Group Company and the Company’s or any Group Company’s business contacts outside the European Economic Area in order to further their business interests.

26.	RECONSTRUCTION AND AMALGAMATION

If the Executive’s employment is terminated at any time by reason of any reconstruction or amalgamation of the Group, the Company or any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Executive shall have no claim against the Company, any Group Company or any such undertaking arising out of or connected with such Termination.

27.	NOTICES

27.1	A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. A notice to the Executive shall be delivered by hand or sent to the Executive at the address given in this Agreement or as otherwise notified in writing by the Executive to the Company. A notice to the Company shall be sent to the Company Secretary with a simultaneous copy to:

Chief Executive Officer

Milacron LLC

3010 Disney Street

Cincinnati, OH 45209

USA

27.2	Any such notice shall be deemed to have been received:

27.2.1	if delivered by hand, at the time the notice is left at the address or given to the addressee; or

27.2.2	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00am on the second business day after posting or at the time recorded by the delivery service; or

27.2.3	in the case of pre-paid airmail, 9.00am on the fifth Business Day after posting or at the time recorded by the delivery service.

27.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee and for the purpose of calculating deemed receipt:

27.3.1	all references to time are to local time in the place of deemed receipt; and

27.3.2	if deemed receipt would occur on a Saturday or Sunday or a public holiday when clearing banks are not open for business, deemed receipt is at 9.00am on the next business day.

27.4	A notice required to be given under this Agreement shall not be validly given if sent by e-mail.

27.5	This clause does not apply to the service of any proceedings or other documents in any legal action.

28.	ENTIRE AGREEMENT AND VARIATION

28.1	This Agreement constitutes the whole agreement between the parties in relation to its subject matter and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them or between the Executive and the Company or any Group Company.

28.2	Each party acknowledges that in entering into this Agreement it has not relied on and shall have no remedy in respect of any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Executive’s employment under this Agreement which is not expressly set out in this Agreement.

28.3	Each party agrees that its only liability in respect of those representations and warranties that are set out in this Agreement (whether made innocently or negligently) shall be for breach of contract.

28.4	Nothing in this Agreement shall limit or exclude any liability for fraud.

28.5	No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

28.6	There is no collective agreement which directly affects the Executive’s employment.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

30.	THIRD PARTY RIGHTS

Any Group Company may enforce the Company’s rights under this Agreement but no other person other than a party to this Agreement may enforce any of its terms.

31.	GOVERNING LAW AND JURISDICTION

31.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

31.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a deed by MILACRON UK LIMITED acting by a director	Name:	G. van Deventer

	Signature:	/s/ G. van Deventer

in the presence of:

/s/ N Kwok
Signature of witness Name, address and occupation of witness:
N Kwok
Schiedamsedijk 20
3134 K.K. Vlaardingen
Secretary

Signed as a deed by RONALD M. KRISANDA	/s/ Ronald M. Krisanda
Signature

in the presence of:

/s/ Linda Eha
Signature of witness Name, address and occupation of witness:
Linda Eha
3010 Disney St.
Cincinnati, OH 45209
Executive Assistant

SCHEDULE 1

Annual Bonus Scheme

The preliminary 2013 bonus scheme, which is being developed by the Board, consists of financial goals and non-financial goals, with threshold, target and stretch levels of performance to be set against each goal (target paying out 60% of Base Salary). The preliminary bonus scheme is subject to change and final approval by the Board, and the bonus scheme may be modified from year to year as determined by the Board.

SCHEDULE 2

Form of Release and Reaffirmation Letter

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GENERAL RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Ron Krisanda (the “Executive”) and Mcron Acquisition Corp. (the “Company”), effective as of                     , in connection with the termination of the Executive’s employment with the Milacron UK Limited (“Milacron UK”) and his employment agreement with Milacron UK (the “Employment Agreement”) as of                     .

In consideration of the promises set forth in the Employment Agreement the Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Group in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company; provided, that, after the notification of an consultation with the Company, the Executive may keep one copy of such items as he may reasonably expect to use to protect his rights under this Agreement.

2. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and (ii) any indemnification rights the Executive may have under the Employment Agreement, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company or any subsidiary or affiliate with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. This Section 2(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

3. Proceedings.

(a) General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

4. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in paragraph 2(b) within the seven-day period provided under paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company or any subsidiary or affiliate may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company or any subsidiary or affiliate, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

7. Governing Law and Forum. Except only as provided in the Exhibit, the Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to it shall be governed by the laws of the State of Delaware and that any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Cincinnati, Ohio.

8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Mcron Acquisition Corp.

3010 Disney Street

Cincinnati, OH 45209

Attn.: Tom Goeke

Email: tom_goeke@milacron.com

Facsimile: (513) 487-5086

To the Executive:

Ron Krisanda

_________________

_________________

Email: _________________

Facsimile: _________________

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MCRON ACQUISITION CORP.

By:
Name:
Title:

THE EXECUTIVE

Ron Krisanda

Dated:

EXHIBIT TO GENERAL RELEASE OF CLAIMS

CLAIMS IN THE UNITED KINGDOM

1.	Waiver of claims

(a)	The Executive agrees that the terms of this Agreement are offered by the Company without any admission of liability on the part of any of the Releasees and are in full and final settlement of:

(i)	the Executive’s particular claims for:

(A)	unfair dismissal and related claims under sections 93 and 111 of the Employment Rights Act 1996;

(B)	breach of contract or wrongful dismissal, including any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any subsidiary or affiliate which he may participate;

(C)	in relation to an unauthorised deduction from wages or unauthorised payment under section 23 of the Employment Rights Act 1996;

(D)	a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

(ii)	all and any other claims or rights of action that the Executive has or may have under English law against any of the Releasees whether arising out of his employment with Milacron UK or its termination or from events occurring after the date hereof, whether under common law, contract, statute or otherwise including his holding any office or resigning any office in the Company or any subsidiary or affiliate and whether such claims are, or could be, known to the parties or in their contemplation at the date hereof in any jurisdiction (each of which is hereby intimated and waived).

(b)	This Exhibit will not apply to any claim for personal injury and/or industrial disease that may be brought under English law save for those which the Executive is aware or ought reasonably be aware of at the date hereof or any claim in relation to accrued entitlements under any pension scheme of which the Executive is a member.

(c)	The Executive warrants and represents to the Company that:

(i)	before entering into this Agreement he received independent advice from the Adviser named below as to the effect of this Exhibit on his ability to pursue any complaint before an employment tribunal in the United Kingdom;

(ii)	before receiving the advice he disclosed to the Adviser all facts or circumstances that may give rise to a claim against any of the Releasees and confirmed that he is not aware of any other facts or circumstances that may give rise to any claim against the Releasees other than those claims specified in clause 1(a)(i)(a) and (ii) of this Exhibit;

(iii)	he is not aware of any circumstances which may give rise to a claim for personal injury and/or industrial disease.

(d)	Notwithstanding the terms of this Agreement, the Executive acknowledges that the restrictions in clauses 15, 16 and 22 of the Employment Agreement will continue to apply.

2.	Compromise Agreement

(a)	The parties intend that the conditions relating to compromise agreements under the following UK legislation have been satisfied by this Agreement: section 147 of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Executives Regulations 2004 and paragraph 12 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006.

(b)	This Exhibit will be governed by and construed in accordance with the law of England and Wales and each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Exhibit.

(c)	This Exhibit will be deemed to be without prejudice and subject to contract until such time as it is signed and dated by both parties, when it will be treated as an open document evidencing a binding agreement.

3.	Adviser’s first certificate

(a)	By signing this Exhibit the Adviser named below confirms that:

(i)	he/she is a solicitor holding a current practising certificate

(ii)	he/she has given the Executive legal advice on the terms and effect of this Exhibit and, in particular, its effect on his ability to pursue the claims before an employment tribunal in the United Kingdom;

(iii)	he/she gave the advice to the Executive as a relevant independent adviser within the meaning of the legislation referred to in clause 2(a) of this Exhibit;

(iv)	there is now in force (and was in force at the time he/she gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by the Executive in respect of loss arising in consequence of the advice he/she has given him.

Signed by the Adviser: __________________________________________________________

Name: _______________________________________________________________________

Firm: ________________________________________________________________________

Address: _____________________________________________________________________

____________________________________________________________________________

_____________________________________________________________________________

Dated: _______________________________________________________________________

REAFFIRMATION LETTER

[DATE]

Dear Sirs

In respect of the General Release dated [DATE] made between me and Mcron Acquisition Corp. (“Company”) including the Exhibit thereto (“Release”), I confirm the following as at today’s date:

WARRANTY AND REPRESENTATION

1.	I warrant and represent to the Company that:

1.1.	I received independent advice from the Adviser (as defined in the Release) as to the terms and effect of this letter and, in particular, its effect on my ability to pursue any complaint before a United Kingdom employment tribunal;

1.2.	the Adviser confirmed to me that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by me in respect of any loss arising in consequence of their advice;

1.3.	the Adviser shall sign and deliver to the Company a certificate in the form attached below;

1.4.	before receiving the advice referred to above I disclosed to the Adviser all facts or circumstances that may give rise to a claim against any Releasee (as defined in the Release) or their officers or employees and that I am not aware of any other facts or circumstances that may give rise to any claim under English law against any Releasee other than those claims specified in (and waived in) the Release;

1.5.	except as set out in the Exhibit to the Release the only claims that I have or may have against any Releasee (whether at the time of signing this letter or in the future) relating to my employment with Milacron UK Limited or its termination are those specified in (and waived in) the Release;

1.6.	I am not aware of any circumstances which may give rise to a claim for personal injury and/or industrial disease against any Releasee; and

1.7.	I agree that, except for the payments and benefits provided for in the Release and subject to the waiver in the Release, I shall not be eligible for any further payment from the Company or any subsidiary or affiliate relating to my employment or holding of office or their termination and without limitation to the generality of the foregoing, I expressly waive any right or claim that I have or may have to payment of bonuses, any benefit or award programme, or to any other benefit, payment or award that I may have received had my employment or office not terminated.

2.	I hereby re-affirm my acceptance of the terms of the Release and, in particular, the waiver of claims set out in the Release.

Yours faithfully

Ronald M. Krisanda

ADVISER’S SECOND CERTIFICATE

By signing this Reaffirmation Letter the Adviser named below confirms that:

1.	he/she is a solicitor holding a current practising certificate;

2.	he/she has given the Executive legal advice on the terms and effect of this Reaffirmation Letter and, in particular, its effect on his ability to pursue the claims before an employment tribunal in the United Kingdom;

3.	he/she gave the advice to the Executive as a relevant independent adviser within the meaning of the United Kingdom legislation referred to in clause 2(a) of the Exhibit to the Release;

4.	there is now in force (and was in force at the time he/she gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by the Executive in respect of loss arising in consequence of the advice he/she has given him.

Signed by the Adviser: __________________________________________________________

Name: _______________________________________________________________________

Firm: ________________________________________________________________________

Address: _____________________________________________________________________

____________________________________________________________________________

_____________________________________________________________________________

Dated: _______________________________________________________________________